Exhibit 99.1

NEWS RELEASE

NASDAQ:EU

TSXV:EU

June 20, 2025

www.encoreuranium.com

enCore Energy Announces Filing of Early Warning Report

DALLAS, June 20, 2025: enCore Energy Corp. (“enCore” or the “Company”) (NASDAQ:EU; TSXV:EU) announces that it has disposed of 170,000,000 common shares in the capital of Anfield Energy Inc. (“Anfield”) (TSX.V: AEC; OTCQB: ANLDF; FRANKFURT: 0AD) in a private agreement at a price of $0.115 per share for aggregate proceeds of $19,550,000 (Canadian dollars).

Immediately following the disposition, enCore holds or controls no common shares of Anfield. The disposition represents a 14.73% decrease in enCore’s ownership or control over the outstanding common shares of Anfield on an undiluted basis. enCore does not currently hold or control any securities of Anfield.

Since enCore’s last early warning report dated January 15, 2024, enCore’s holdings have decreased by an approximate 16.02% of the outstanding common shares of Anfield on an undiluted basis.

enCore disposed of the shares of Anfield in a private transaction. enCore may, depending on market and other conditions, increase beneficial ownership of the Company’s securities, whether in the open market, by privately negotiated agreements or otherwise, subject to a number of factors, including general market conditions and other available investment and business opportunities.

The disclosure respecting enCore’s shareholdings contained in this news release is made pursuant to National Instrument 62-103 and a report respecting the above disposition will be filed with the applicable securities commissions and will be available for viewing at www.sedarplus.ca. A copy of the report may also be obtained by contacting Robert Willette, Acting Chief Executive Officer, or at info@encoreuranium.com.

About enCore Energy Corp.

enCore Energy Corp., America’s Clean Energy Company™, is committed to providing clean, reliable, and affordable fuel for nuclear energy as the only United States uranium company with multiple central processing plants in operation. enCore operates the 100% owned and operated Rosita CPP in South Texas and the 70/30 joint venture Alta Mesa CPP with Boss Energy Ltd., with enCore operating as the project manager.

The enCore team is led by industry experts with extensive knowledge and experience in all aspects of ISR uranium operations and the nuclear fuel cycle. enCore solely utilizes ISR for uranium extraction, a well-known and proven technology co-developed by the leaders at enCore Energy. Following upon enCore’s demonstrated success in South Texas, future projects in enCore’s planned project pipeline include the Dewey-Burdock project in South Dakota and the Gas Hills project in Wyoming. The Company holds other assets including non-core assets and proprietary databases. enCore is committed to working with local communities and indigenous governments to create positive impact from corporate developments.

For further information please contact:

William M. Sheriff

Executive Chairman

972-333-2214

info@encoreuranium.com

www.encoreuranium.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.